Exhibit 99.1

Professional Diversity Network, Inc. Announces Financial Results for the Quarter Ended March 31, 2025

Chicago, IL, May 14, 2025 (GLOBE NEWSWIRE) — Professional Diversity Network, Inc. (NASDAQ: IPDN), (“IPDN” or the “Company”), a global developer and operator of online and in-person networks that provides access to networking, training, educational and employment opportunities for diverse individuals, today announced its financial results for the quarter ended March 31, 2025.

“Despite ongoing market challenges, we have attracted increased investor interest, driven by enhanced operational efficiency and stronger cost control measures. Since December, our new investor, Aurous Vertex Limited, has committed approximately $1.8 million to the company,” said Adam He, CEO of Professional Diversity Network, Inc. “At the same time, we are advancing the transformation of our platform’s technological infrastructure through AI integration and strategic revenue diversification. To support this initiative, we invested $1.3 million in AI Geometric Ltd., securing a 13% equity stake to further strengthen our AI-driven recruitment ecosystem.”

First Quarter Financial Highlights:

●	The consolidated net loss from continuing operations for the three months ended March 31, 2025 decreased approximately $66,000 or 8.2%, as compared to the same period in the prior year.

●

Net cash used in operating activities from continuing operations for the three months ended March 31, 2025, was approximately $284,000, a reduction of approximately $259,000 compared to the same period in the prior year.

Financial Results for the Three Months Ended March 31, 2025

Revenues

Total revenues for the three months ended March 31, 2025 decreased approximately $222,000, or 12.9%, to approximately $1,505,000 from approximately $1,727,000 during the same period in the prior year. The decrease was predominantly attributable to an approximate $188,000 decrease in recruitment services due to the Executive Orders targeting diversity, equity, and inclusion programs in the public and private sectors and an approximate $31,000 decrease in membership and related services.

During the three months ended March 31, 2025, our TalentAlly Network generated approximately $921,000 in comparable revenues compared to approximately $1,115,000 in revenues during the three months ended March 31, 2024, a decrease of approximately $194,000 or 17.4%.

During the three months ended March 31, 2025, NAPW Network revenues were approximately $96,000, compared to revenues of approximately $127,000 during the same period in the prior year, a decrease of approximately $31,000 or 24.4%.

During the three months ended March 31, 2025, RemoteMore revenue was approximately $488,000, compared to revenues of approximately $485,000 during the same period in the prior year, an increase of approximately $3,000, or 0.6%.

Costs and Expenses

Cost of revenues during the three months ended March 31, 2025 was approximately $719,000, an increase of approximately $66,000, or 10.1%, from approximately $653,000 during the same period of the prior year.

Sales and marketing expense during the three months ended March 31, 2025 was approximately $571,000, a decrease of approximately $259,000, or 31.2%, from $830,000 during the same period in the prior year.

General and administrative expenses during the three months ended March 31, 2025 decreased by approximately $116,000, or 11.7%, to approximately $879,000, as compared to approximately $995,000 the same period in the prior year.

Net Loss from Continuing Operations, Net of Tax

As a result of the factors discussed above, during the three months ended March 31, 2025, we incurred a net loss from continuing operations of approximately $741,000, a decrease in the net loss of approximately $66,000, compared to a net loss of approximately $807,000 during the three months ended March 31, 2024.

Summary of the Quarter’s Financial Information

Amounts in following tables are in thousands except for per share amounts and outstanding shares.

Summary of Financial Position

	March 31,	December 31,
	2025	2024
	(in thousands)
Current Assets:
Cash and cash equivalents	$496	$1,731
Other current assets	1,291	1,496
Total current assets	$1,787	$3,227
Long-term assets	5,952	4,755
Total Assets	$7,739	$7,982

Total current liabilities	$3,280	$2,956
Total long-term liabilities	160	185
Total liabilities	$3,440	$3,141

Total stockholders’ equity	4,915	5,322
Total stockholders’ equity – noncontrolling interests	(616)	(481)
Total liabilities and stockholders’ equity	$7,739	$7,982

Summary of Financial Operations

	Three Months Ended
	March 31,		Change	Change
	2025	2024	(Dollars)	(Percent)
	(in thousands)
Revenues:
Membership fees and related services	$96	$127	$(31)	(24.4)%
Recruitment services	916	1,104	(188)	(17.0)%
Contracted software development	488	485	3	0.6%
Consumer advertising and marketing solutions	5	11	(6)	(54.5)%
Total revenues	$1,505	$1,727	$(222)	(12.9)%

Cost and expenses:
Cost of revenues	$719	$653	$66	10.1%
Sales and marketing	571	830	(259)	(31.2)%
General and administrative	879	995	(116)	(11.7)%
Depreciation and amortization	41	52	(11)	(21.2)%
Total pre-tax cost and expenses:	$2,210	$2,530	$(320)	(12.6)%

Consolidated net loss from continuing operations, net of tax	$(741)	$(807)	$66	8.2%

Basic and diluted loss per share:
Net loss per share	$(0.39)	$(0.70)

Weighted average outstanding shares used in computing net loss per common share:
Basic and diluted	1,893,493	1,148,118

Summary of Cash Flows from Continuing Operations

	Three Months Ended March 31,
Cash (used in) provided by continuing operations	2025	2024
	(in thousands)
Operating activities	$(284)	$(543)
Investing activities	(1,300)	(83)
Financing activities	349	95
Net increase in cash and cash equivalents from continuing operations	$(1,235)	$(531)

Professional Diversity Network, Inc. and Subsidiaries

Non-GAAP (Adjusted) Financial Measures

We believe Adjusted EBITDA provides a meaningful representation of our operating performance that provides useful information to investors regarding our financial condition and results of operations. Adjusted EBITDA is commonly used by financial analysts and others to measure operating performance. Furthermore, management believes that this non-GAAP financial measure may provide investors with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of our core ongoing business. However, while we consider Adjusted EBITDA to be an important measure of operating performance, Adjusted EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Further, Adjusted EBITDA, as we define it, may not be comparable to EBITDA, or similarly titled measures, as defined by other companies.

The following non-GAAP financial information in the tables that follow are reconciled to comparable information presented using GAAP, derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data.

The adjustments for the three months ended March 31, 2025 relate to stock-based compensation, loss attributable to noncontrolling interest, depreciation and amortization, interest and other income and income tax expense (benefit).

	Three Months Ended March 31,
	2025	2024
	(in thousands)
Loss from Continuing Operations, net of tax	$(741)	$(807)
Stock-based compensation	37	83
Loss attributable to noncontrolling interest	19	15
Depreciation and amortization	41	52
Other (expense) income, net	36	2
Income tax expense (benefit)	-	2
Adjusted EBITDA	$(608)	$(653)

About Professional Diversity Network

Professional Diversity Network, Inc. (NASDAQ: IPDN) is a holding company and operates three business units: TalentAlly, LLC, NAPW, Inc. and RemoteMore USA, Inc

TalentAlly, LLC ("TalentAlly" or "TalentAlly Network") consists of several online professional job seeker communities dedicated to serving professionals in the United States and employers seeking to hire talent from a wide range of sources with many demographics represented. We use the word “professional” to describe any person interested in TalentAlly's websites or career fairs presumably for the purpose of career advancement or related benefits offered by the Company, whether or not such person is employed and regardless of the level of education or skills possessed by such person. Leveraging the power of our affinity job seeker groups, these professionals harness the relationships with employers and recruiters to help advance their careers. TalentAlly operate these recruitment affinity groups within the following sectors: Women, Hispanic-Americans, African-Americans, Asian-Americans, persons with disabilities, Military Professionals, and LGBTQ+. In addition, the Company also manages the job seeker websites and career fairs for prominent diverse membership-based organizations, including but not limited to NAACP, National Urban League, and Kappa Alpha Psi. Employers and recruiters benefit from the Company’s relationship with these organizations, which allows them to access a large pool of qualified job seekers in a centralized manner. TalentAlly is 100% owned and operated by PDN, Inc.

NAPW Network Inc. ("NAPW" or "NAPW Network") is a networking organization for professional women, whereby its members can develop their professional networks, further their education and skills, and promote their business and career accomplishments. NAPW provides its members with opportunities to network and develop valuable business relationships with other professionals through its website, as well as at virtual and in-person events hosted at its local chapters across the country. NAPW is 100% owned and operated by PDN, Inc.

RemoteMore USA (“RemoteMore USA” or “RemoteMore”) is an innovative, global entity that provides remote-hiring marketplace services for developers and companies. RemoteMore connects companies with reliable, cost-efficient, vetted developers, and empowers software developers to find meaningful jobs regardless of their location. As of March 31, 2025, PDN, Inc. owned 82.63% of RemoteMore USA, Inc. The Company consolidates RemoteMore USA’s operations into its consolidated financial statements.

Forward-Looking Statements

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recently filed Annual Report on Form 10-K and in our subsequent filings with the Securities and Exchange Commission. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise. Our most recently filed Annual Report on Form 10-K, together with this press release and the financial information contained herein, are available on our website, www.ipdn.com. Please click on “Investor Relations.”

Investor Inquiries:

investors@ipdn.com

+1 (312) 614-0950

Source: Professional Diversity Network, Inc.

Released May 14, 2025